Exhibit 99.1

PRESS RELEASE

For Immediate Release

For Further Information Contact:

W. Alex Hall, President and Chief Executive Officer

Integrity	Financial Corporation

Phone: (828) 322-8167

INTEGRITY FINANCIAL CORPORATION

ANNOUNCES THIRD QUARTER 2005 EARNINGS

Hickory, North Carolina. November 11, 2005 - Integrity Financial Corporation, (NASDAQ: IFCB) a bank holding company headquartered in Hickory, North Carolina, announced today operating results for the third quarter ended September 30, 2005 of $820,000 or $ 0.15 per diluted share. This compares to $(1,122,515) or $ (0.21) for the comparable period in 2004.

Integrity’s net income for the nine months ending September 30, 2005 of $4.0 million, or $ 0.74 per diluted share, represents an increase of $2.7 million, or 201%, when compared to net income of $1.3 million, or $ 0.25 per diluted share for the nine month period ended September 30, 2004. Net income increased primarily due to a substantial increase in net interest income of $2.3 million, or 16%, from $14.9 million for the first nine months of 2004 to $17.3 million for the first nine months of 2005. The Company benefited from rising interest rates as yields on interest earning assets rose while the increase in cost of funds was more moderate. The allowance for loan losses was $7.6 million, or 1.55% of loans at September 30, 2005. A $398 thousand provision for loan losses was made during the first nine months of 2005. Net loans charged-off during the first three quarters of 2005 totaled $3.2 million. These loans had been identified during the Company’s 2004 fourth quarter loan review. Non-interest income declined $454 thousand as the volume of mortgage loan originations declined and the Company’s brokerage firm operated with one less broker. Non-interest expense increased $2.2 million resulting from a $900 thousand charge-off of an impaired asset and higher professional fees resulting from compliance with the Sarbanes-Oxley Act.

Integrity reported total assets of $666.3 million at September 30, 2005, representing a decrease of $5.0 million, or 0.75%, when compared to the $671.3 million reported at September 30, 2004. This decrease resulted from a decrease in the loan portfolio of $7.7 million, or 1.5%, from $499.7 million reported in 2004 to $492.0 million reported at September 30, 2005. Investments also decreased $8.5 million as the Company sold investments to improve its portfolio position in a rising interest rate environment. These decreases were offset by an increase in cash and interest-earning deposits in banks of $10.8 million, or 52.3%. Total deposits at September 30, 2005 were $546.5 million, representing an increase of $3.7 million, or 0.67%, over the amount reported at September 30, 2004. Management continues to emphasize the importance of attracting lower cost deposits. Total stockholders’ equity at September 30, 2005 was $66.7 million, or 10.02% of assets.

W. Alex Hall, President and Chief Executive Officer of Integrity Financial Corporation said, “Although our loan portfolio has declined, we have seen a strong loan pipeline for the better part of 2005, with new loans growing at a reasonable rate. This growth has been offset by our continuing effort to improve our loan quality. During the third quarter we were pleased to announce our pending merger with FNB Corp. of Asheboro, N.C. Pending regulatory and shareholder approvals, we are looking forward to joining FNB, officially in the first half of 2006, to maintain a community banking environment in our combined markets. The merger will be a good fit for both banks, our employees and shareholders.”

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Integrity Financial Corporation is a bank holding company headquartered in Hickory, North Carolina. Its two subsidiary, state chartered banks are: Catawba Valley Bank, headquartered in Hickory, North Carolina and First Gaston Bank of North Carolina, headquartered in Gastonia, North Carolina.

This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for Integrity Financial Corporation and FNB Corp. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve various risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of FNB and Integrity being greater than anticipated; (5) general economic conditions being less favorable than anticipated; and (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged. Neither Integrity nor FNB assumes any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

FNB will file a registration statement with the Securities and Exchange Commission relating to the merger. The registration statement will include a joint proxy statement/prospectus, which will serve as the proxy statement of FNB and Integrity Financial Corporation relating to the solicitation of proxies for use at the meetings of their respective shareholders to approve the merger and the prospectus of FNB relating to the offer and distribution of FNB common stock in the merger. Investors are urged to read the joint proxy statement/prospectus and any other relevant documents to be filed with the Securities and Exchange Commission because they contain important information. Investors will be able to obtain these documents free of charge at the Commission’s web site (www.sec.gov). In addition, documents filed with the Commission by FNB will be available free of charge from the Treasurer and Secretary, FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203.

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